EXHIBIT 23-A




            Consent of Independent Registered Public Accounting Firm



To the Board of Directors
Sprint Nextel Corporation:

We consent to the use of our audit report dated March 1, 2007, with respect to the consolidated balance sheets of Sprint Nextel Corporation and subsidiaries (the "Company") as of December 31, 2006 and 2005, and the related consolidated statements of operations, cash flows, shareholders' equity and the related financial statement schedule for each of the years in the three-year period ended December 31, 2006, and our audit report dated March 1, 2007, with respect to management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2006, and the effectiveness of the Company's internal control over financial reporting as of December 31, 2006, which reports appear in the annual report on Form 10-K of Sprint Nextel Corporation for the year ended December 31, 2006, and are incorporated herein by reference.

Our audit report on the consolidated financial statements and related financial statement schedule refers to the Company's change in the method of quantifying errors in 2006 and to the adoption of the provisions of FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, in the fourth quarter of 2005.



/s/ KPMG LLP

McLean, Virginia
May 7, 2007